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In connection with the transaction contemplated by the previously announced transaction agreement (the “Transaction Agreement”), dated August 8, 2024, among Recursion Pharmaceuticals, Inc. (the “Company” or “Recursion”) and Exscientia plc, a public limited company incorporated under the laws of England and Wales with registered number 13483814 (“Exscientia”), Michael Secora, CFO of Recursion, appeared at the Morgan Stanley Healthcare Conference on September 4, 2024, with David Hallett, interim CEO of Exscientia. Below is a transcript of the discussion.

Morgan Stanley Healthcare Conference – Wednesday, September 4, 2024 – Conference Transcript
Management Discussion Section
Vikram Purohit (Analyst from Morgan Stanley)
All right. Welcome, everyone. Let’s go ahead and get started. This is the fi reside chat with Exscientia and Recursion. My name is Vikram Purohit. I’m one of the biotech analysts with the Morgan Stanley research team. Really quick disclosure, for important disclosures, please see the Morgan Stanley Research Disclosure website at www.morganstanley.com/researchdisclosures. With that, happy to have with me Dave Hallett from Exscientia, Mike Secora from Recursion. Thanks for joining us. Appreciate it.
Dave and Mike, the best place to start maybe might just be the recently announced business combination between the two companies. Would just love to unpack the rationale for that, what you see as the obvious areas of overlap between the technologies and then we can go from there.
David Hallett (Exscientia)
Sure. Maybe I’ll start and then I’ll pass over to Mike.
The way I think about unpacking that combination is that, on a very high level, you have Recursion who is a very mission driven organization, who are applying technology, generating significant amounts of proprietary data and applying that to decode biology, and that what that really means is to try and kind of glean, unique insights and to identify some root causes of kind of the biology that list the disease.
On the flip side, Exscientia, again, on a very high level, has been very much focused on the generation of small molecules against targets. The kind of idea being here that if you look at one of the major reasons why small molecules fail and therefore why it is so expensive to do small molecule drug discovery development is that they were poorly designed and therefore issues were baked into those compounds on the day they were designed. And so we focused very much on how can we use kind of AI and technology and methods to improve the kind of probability of success. And so by bringing the two together, two platforms together, you create a kind of an end to end kind of capability where you’ve got the kind of unique insights around, say, around novel first-in-class targets and kind of Recursion’s pipeline. And then couple that with the ability to then derive truly kind of best in class compounds from that. That’s a very, very compelling combination.
On top of that, you’ve got the pipeline. So our two pipelines reflect that kind of our approach so far. So, Recursion, kind of mainly kind of a first-in-class kind of novel biology, kind of, a lot of rare diseases. In the first version of the pipeline, we’re very much around best-in-class, larger target space in oncology. And so the tubes actually stitched together very neatly. There’s no overlap there. There’s orthogonal kind of risk and reward. So it helps to de-risk the kind of two pipelines.
And then the partnerships. Partnerships is a very compelling proposition. So, we, Exscientia have a significant combination with Sanofi kind of in the oncology and I&A space that’s been going a few years now. We have a collaboration with Merck KGaA. Recursion, on the other hand, have two significant collaborations. One with Roche-Genentech, which I’ll Michael talked about, and also one with Bayer.
And then last, but not least is the people. We have a huge kind of talent base of people sat within North America and in Europe. And post-close, I’m really looking forward to kind of the sort of power that those people can bring to bear in modern drug discovery.
Michael Secora (Recursion)
Great. I very much agree everything with David said there. I think and really for me, it really begins with I think the native respect and admiration that the two companies had foreach other for really over a decade. I think both companies founded 2012/2020 – 2012/2013 timeframe, I think were consequences of an acceptance of that the unique problem that defines drug discovery and development that it takes over 10 years to bring a new drug to market, it takes over $2 billion, 10% likelihood of success. And for that genesis, I think it’s given rise to companies like Exscientia, companies like Recursion, who have adopted novel approaches, expertise. I think in the case of Exscientia it has been how to pursue precision molecule design, chemical synthesis to generate best-in-class molecules. In the case of Recursion, it has manifested in a desire to explore biology chemistry more broadly, it’s hard to find first-in-class opportunities.
And so you see this kind of philosophical combination of these two companies where both, again, are the consequences. I think a lot of things converging, things like AI, things like ways to control biology, like CRISPR, things to control chemistry, like chemical synthesis and all the different kind of digital chemistry methods that have come in the last decade or so. And I think it’s that cultural appreciation, it is I think the success of both companies have had, I think is the mutual respect that we’ve been able to kind of garner with each other over the last few years.
And Vikram, I think that for all those reasons, if you look across the orthogonal pipeline best-in-class, first-in-class opportunities, approximately 10 readouts coming in 18 months as we’ve disclosed.
You look at the partnerships, I think some outstanding partnerships there with Roche, Genentech, with Bayer, with Sanofi , with so on and so forth. I think and we’re seeing already delivering on our promises to our partners. We had our first neuro map about a month ago where Roche, Genentech paying us $30million for that. Exscientia team doing extraordinary work with their partners, advancing multiple programs across their partnerships. If I look across the platform, I see multiple cycle – virtuous cycles that are now being integrated together, ways to explore biology, chemistry at mass, ways to design chemistry and produce it in mass, ways to invoke patient-centric data, and thereby having all of those modules connected together. One has that full stack solution.
Because I think I believe and I think a lot of us here believe that it is only when you have all those modules connected, integrating – integrated in a holistic way, do you truly have that that profound impact on the drug discovery design development process that is characteristic of $2 billion to spend, 10 years of developed – of time to get to market, 10% likelihood.
And so I think for all these different complementary reasons, pipeline partnerships, platform, people, there is just also such great appreciation around what we’ve been able to develop thus far. And I think we’re very much looking forward to what we can develop going forward.
Vikram Purohit
Great. And I guess with any combination, right, there’s always a little bit of a time period that you need to integrate platforms, to integrate people, to integrate cultures. Kind of looking forward, how long do you think it’ll take to be able to operationally, fully integrate the two companies and have that kind of day one where you’re kind of both operating as one and then you can start ideating and generating kind of as one unified platform?
David Hallett
I actually don’t think it will take that long. And the reason I say that is that my personal experience of kind of mergers and acquisitions of this type, is that the thing that always gets in the way of successful kind of bringing together in a combination are – is cultural misalignments. And here, if you go to our respective websites and look at the kind of value statements around the – that almost identical It’s like we could have written together, but they were written separately many years ago.
Having kind of met Michael and Chris and Jack and the team during the diligence process. And I met them on the investor circuit. I’m now starting to kind of meet a bigger swathe of people within Recursion. I think that’s reflected. But we – we’re very aligned. We’re very curious organizations. We are both trying to fundamentally change how modern drugs are both created and developed.
And so there’s really good cultural alignment there. We use in this process at the moment, between now and anticipated close. So doing start to do kind of the planning exercises that you’re allowed to do. So we’re going to get to know each other in more detail. But I am – I’m more than optimistic that kind of – that the kind of very rapidly after we kind of – we actually close this combination, that you’ll start or will start to see in our paths. We’ll start to see the kind of the benefits that Michael and I have alluded to in terms of the kind of benefits of the overall combination.
Michael Secora
I completely agree with you, Dave. I mean, it begins with do you have cultural alignment or not? And that is the foundation upon which you can build. And I think both companies have been mission driven. Both companies have had extraordinary cultures. And based on that foundation, you can build something, I think it’s really important and impactful. And I think with respect to, you know, right now, we’re in the midst of a plan.
And before we can actually close and then do the process of integration, which we’ve talked about, given the guidance, that we believe that to be early 2025. But I would also just call out that Recursion, this is – this will be the fourth time that Recursion has done M&A activity. So, you know, volume, which gave rise to our platform, the acquisitions of Cyclica and Valence, both on the digital chemistry front as well as generative AI front.
All of those acquisitions, all of those M&A activities, all were predicated did you have a foundation around cultural alignment. And I’d say the same here with respect to Recursion and Exscientia. And I think having that substrate makes this – it puts this, I believe, on the best footing to carry out that planning. And then once we close, integrate and start working together, once that’s done.
Vikram Purohit
Great, great. That’s helpful. Operationally speaking, I know you’ve mentioned with the announcement of the merger that you expect roughly $100 million in synergies per year moving forward. Where could those come from?
David Hallett
I think they can come from a variety of sources. I think there’s the obvious ones really always in a way there’s a significant cost that comes with not that listing. We take two of those and take them into one. As we announced, pending close to – our board will join Recursion’s board. But– so we take two larger boards the same with the exec. But I think a lot of it will come from operational synergies, is that kind of what I learned from the diligence exercise is that Recursion kind of spent a significant amount of money on CRO, so do we at Exscientia. That’s kind of one of my – the CSO, it’s one of my biggest kind of line items.
So, there’s a real opportunity here to kind of like, okay, how do we how do we internalize that? How do we kind of leverage the kind of capacities of the two organizations 00:11:21 significant kind of strength and depth on the Recursion side, particularly around digital biology. We – I think we’ve spoken before about with the automation studio that we’ve created in Oxford, starting to really onshore the synthetic chemistry aspects that we’ve been outsourcing for so long. So I think a lot of it will come from operational synergies like that.
Michael Secora
I think there’s just some high-level headline things. I mean, on Recursion side, do we have CROs working in some of the chemistry, medicinal, synthetic chemicals. So this is sure. Is that something we can internalize with Exscientia? Yes. That would be an easy, easy synergy.
And I think on the Exscientia side, as they perhaps have had CROs doing some work on in vitro biology, invivo biology, those are things that we can also internalize. I would also frame that if you think about the early stage of the pipeline, now you start to centralize early development work around one set of objectives. That also helps to kind of frame what you can kind of do going forward.
And also, as we think about where could there be natural synergies between each other across the execution, the delivery for any of the partnership objectives? I think this all starts to drive these costs – drive these cost synergies that we can see going forward.
Vikram Purohit
Got it. Got it. Understood. Going back to the topic of partnerships. You both mentioned the partnerships with biopharma companies. You both have respectively at Exscientia and Recursion. Through the combination, both such are partnerships just transfer over as they are right now. What do you think the structure of the formed nature of those could change given that it’s a combined entity down at the partners dealing with?
David Hallett
Operationally, like, the structures will continue as they are at both Recursion and Exscientia, busy companies, that got busy pipelines, lots of partnerships. And so part of the integration, planning we do at the moment just to make sure that we don’t disrupt the kind of partnerships, as Michael point out, kind of critical to the organizations. They – both companies have been – have always had kind of a partnership kind of structure as part of their business model. Kind of, I think we said– in terms of some of the near term details. The collective partnerships of the capability over the next 24months of delivering north of $200 million in milestones. So we’re not going to do anything that’s going to jeopardize that.
If I - the whole point of the leverage and the combination, like, how can – post-close, how could Exscientia help the Roche-Genentech and the Bayer collaboration post close? How could access to like capability at Recursion help us and offer our Sanofi or our Merck deal and likewise with the kind of with our pipelines as well.
Michael Secora

Yeah. I think for both companies, I think we very much appreciate our partners. We appreciate working with them. We want to deliver well for them. I think with respect to the contracts, I think that we have, these are well scoped out as to what are the areas of focus, how are we going to deliver for these partners? And I think both companies have already been doing so for both – for all of our partners. You know, that being said, we are certainly open to having a conversation to see if maybe some of these new capabilities help to evolve or expand a collaboration, and if so doing, happy to kind of have that conversation around what a combined entity can also we do for a – do for partner going forward.
Vikram Purohit
Understood. Understood. Okay. If taking a step back then from the combination, maybe a bit of a foundational question for each of you. Dave, we’ll start with you maybe. There’s a lot of talk in the investor community about trying to identify kind of proof points to kind of understand how a platform is working to develop the next-generation version of drug development. When you look at the Exscientia platform what you’ve been able to do to date, what are the one or two key proof points that give you conﬁdence that things are headed in the right direction? And then Mike, I’m going to ask you the same question right after.
David Hallett
Sure.
It’s just really good question. I think all I’m starting to is I think one is about kind of specifics of kind of delivery. And I’ll get in some detail, maybe one of our example. So I think the kind of proof points for me are other small molecules that either we or we’ve helped our partners kind of to take into development is that they were designed using generative AI, not kind of artisanal kind of medicinal chemistry methods. And so – and across a kind of a broad swathe of 00:15:52 think about the three molecules that we helped to design and discover for Sumitomo Pharma in the psychiatry space. You think about the PKC-theta project that was in license by Bristol Myers Squibb is advancing kind of through Phase 1. Think about the CDK7 asset that’s now – that we recently acquired full ownership of a – moving through Phase 1. Think about MALT1 and LSD1 literally on the cusp of going to the clinic is that I think we’ve proven on more than one occasion that so it’s not a ﬂuke. It’s like it’s reproducible. But we’ve been able to deliver high-quality development stage assets with a signiﬁcant kind of cost saving to get there. So 60% of over industry benchmarks, we’ve been able to do it by actually performing kind of 80% to 90% fewer experiments to kind of get to those proof points. The molecules are good enough that they’ve actually got through kind of IND-enabling studies. So we’re designing safe molecules as well from that perspective.
I think in terms of some speciﬁc stories, I think PKC-theta is a good example of where technology has played a role here, speciﬁcally the target space that is well-known. If you can look into this patent space, probably nearly 20 companies try to get a subtype-selective PKC-theta inhibitor for inﬂammation use, and pretty much all of them failed. But we’ve been able to design a molecule. As I said, the BMS is going be licensed. It’s progressing through.
And then one more example before I pass to Mike is probably MALT1 story. We use technology and the experts we have. We think really carefully about what is it – also, we’re kind of – we’re thinking about the patient. What – how is the patient going to see this drug? How is the patient going to take this drug, so from how long as there’s always been the kind of clinical path here, will be a combination likely where BTK inhibitor in CLL. So, you give me two drugs, so you’re giving your own drug. You’re giving the BTK partner. I think it’s well known that a signiﬁcant – of the majority of BTK investors are actually approved or even the ones in development all have a drug-induced liver injury ﬂag. And so, we’ve been very cautious and very cognizant of that thing. Okay, we can’t add to the kind of the liver burden. And so, that’s the story behind using kind of technology to design on-target protein selectivity while being aware of where some of our competitors are in the mobile space about – avoiding and exacerbating kind of potentially fatal liver injury.
So, I think that kind of two speciﬁc data points where we’ve actually gone out ahead of time. One, we actually – we told the world that we think JNJ, for example, would have an issue with hyperbilirubinemia in the clinic. And they subsequently kind of told a little they did. So, I think they are the other kind of things that we’ve done today. I think clearly where we’re going next is, okay, so you can design molecules that’s safe enough to be tested in humans. Can you see eﬃcacy? And that’s kind of where the CDK7 combination trials going. Obviously, it’s kind of why we’re pushing LSD1 into the clinic.
Vikram Purohit
Got it. Got it. And Mike, I’m going to ask you the same question. And this might be a good opportunity for you to touch on the data really from yesterday...
Michael Secora
Absolutely. I’ll touch on that as well as maybe talk on a few other points more broadly. But I think the proof points are across, what are the leading indicators? What are the statistics that you’re able to see? What’s the pipeline showing? What’s the plot – what’s the partnership starting to show and what’s the platform starting to show? On the statistics side, one thing that we started to do since our IPO is we give out statistics around the timing costs to get to some development stage, compared to industry average, we often found ourselves to be half the time and half the cost and also credit to the Exscientia team who I’ve always enjoyed the ship the curve concept. It’s precisely the same idea and I would actually encourage more and more life science companies to actually frame the statistics of how they’re operating, because this is a leading indicator. Are you having an impact or are you not? So, I’ve always enjoyed that graphic.
On the pipeline side, I think that I look at then a lot of the novelty that Recursion is able to frame where we’re ﬁnding in many cases a target that is not known or well-known as the corpus of scientiﬁc literature or some kind of biological insight. And I think that characterizes all the programs that Recursion has brought forth in its internal pipeline and perhaps the most recent program I would highlight is RBM39, where you’re ﬁnding a novel target in the context of CDK12 biology, you’re designing a novel chemical scaﬀold, you are using patient centric data to think about how to target patients, stratify patients, develop biomarkers and so you’re getting at that novelty. And I think that is across all of the programs that Recursion has advanced where we’ve had a number of Phase 1 successes.
And just yesterday, we had Phase 2 data come out for our CCM program where the primary endpoint around safety tolerability and that ﬁnding a very safe molecule in the context of eﬀectively compared to placebo, no adverse eﬀects. And then also in terms of seeing the multiple encouraging trends on the exploratory eﬃcacy measures, particularly with respect to MRI-based objective measures around reductions of lesion volume and a reduction in hemosiderin, that’s a leak that’s coming out around the ring and were coming out around the lesion. And those lesions, many expect experts of seeing that as the drivers of this disease known at CCM, cerebral cavernous malformation disease, look at vasculature disease, the endothelial and very much seeing this data, we’re very much looking forward to having a meeting with the FDA as soon as we – as soon as practical to talk about what the next steps for development can be. And I think we also saw time-dependent eﬀect, meaning 12 months better than 6 months. So, you’re seeing the longer a person is on drug, you’re seeing increased eﬀect. And I think we have strong conﬁdence to, well, continue to advance this program. And we’ve had a lot of KOL support and a lot of patient advocacy support. So, I think that’s an important proof point.
And I think also an important proof point, going back to the work that Chris and Dean had done back at the University of Utah during Chris’ MD PhD work and that kind of playing out, all that being a product of the Recursion OS from an earlier vintage. But you see there’s also clinical successes where we had earlier data with C. diﬀ. Phase 1 data being positive and looking forward to other readouts we have coming as well. That’s on the pipeline side of things, and I think more progress to be made.
On the partnership side, I look at how we’ve been able to serve both Roche-Genentech and Bayer. As I talked before, we had a $30 million payment for how we’ve been constructing these neuro maps with Roche- Genentech. I think that was an extraordinary feat to do a genome scale knockout in a neuronal cell type iPSC- derived neuronal cell type for which we have been oﬀering as one of the world’s largest producers of iPSC- derived neurons. And then also, Roche-Genentech optioned their ﬁrst program last October for a novel target in gene oncology, a novel chemistry there. Those continue to progress.
And also, with respect to Bayer, how we – by the end of Q3, here we’re going to have all 25 data packages to them sort of additional program selection. And we also talked about how Bayer is going to be our ﬁrst beta user of low 00:23:47 or sort of software engine for doing drug discovery, not just kind of connecting diﬀerent modules that can be called, but also be a collaborative environment to be able to do research together.
And then lastly, I’ll just say on the platform, when I look at the OS, the platform Recursion constructed, when I look at the OS that the Exscientia team has constructed, I see automation. I see an ability to collect standardized systematized data in a methodical way. And I believe that both of these approaches, right, biological, chemical exploration, precision chemical design, having been an investor in the space, scientist by background, I see this as being increasingly the way drug discovery will be, that’s my belief. Because if you want to explore all of the space, a lot of space to explore it, just you need to be so fanatical around the design choices that you’re making. Can you design, can you make, can you test, can you learn, can you continue to do that over, over and over again because that is active learning, biology chemistry complex, but we must use the tools for our day to continue to make sense of this all, explore it and advance it.
Vikram Purohit
Got it. Got it. That’s helpful. Digging into the data a little bit more. For the CTM readout. There were also PROs that were evaluated. You mentioned in the release that at the 12- point or 12-point in time mark, excuse me, you haven’t seen a beneﬁt yet. What should people make of that signal? What’s the best way to interpret PROs versus the leading beneﬁts you mentioned? And how do the two endpoints map against each other and how important could they be for a future pivotal program?
Michael Secora
Great question. Well, I think as we talked before, Recursion is the ﬁrst – this is the ﬁrst industry sponsored Phase 2. So, we are truly in, you know, pioneering space, bringing ﬁrst – the ﬁrst Phase two. Hence the reason why with the FDA, we looked at about a dozen or so eﬃcacy end points. So these are more on the objective side like MRI imaging where you look at, you know, lesion volume, severing, so on and so forth.
And some of these being that more on the subjective side like patient reported outcomes, as well as physician reported outcomes, so on and so forth. I think what’s I think is important here is, if you look at the eﬀect we’re having on lesion volume reduction and was considering six months better at 12 months. That time scale, if you look at the literature around, I’d say you must consider half-life, starts to kind of tie out with what that half-life might be. So you’re seeing, at least from my perspective, those times we’ll start to kind of measure.
That makes sense. And again, the fact you’re having a bigger eﬀect at 12 suggests that the longer you’re on therapy, the more eﬀect you can look to have. Overall, I think that this is a slowly progressing disease.

We see it manifest itself slowly over time. And the fact that, you know, PROs in general are a inherently noisy measure. I think that as we have patients – and again, we have the vast majority of patients continue on the long term extension study. I think we’ll continue to accrue data on that longitudinal – on those longitudinal eﬀects. And I think that, you know, in time very much looking forward to see some additional data around the functional measures.
But I do think that a lot of experts see the lesions, again, primary driver of this disease. And it would seem as if our drug recognize it if we’re already having an eﬀect on those lesions, which many folks believe to be, again, the primary driver of the disease.
Vikram Purohit
Got it. Got it. Now, Recursion platform has diﬀerent data layers, many diﬀerent inputs, many diﬀerent insights you can derive from the platform. And you’ve also it on the platform over time. And you’ve mentioned that CCM 994 kind of came from the ﬁrst version of Recursion’s platform, so to speak. So from that perspective, what do you think the data readout helps de-risk for the platform and what do you think are the kind of the pending open questions, especially when people think about the future data readouts coming from the platform over the next year or so?
Michael Secora
Sure, sure. Absolutely right. I mean, it did come from the earliest version of the Recursion operating system. I think what’s important is that when Chris and Dean were looking at CCM as a potential indication. They were using a lot of gold standard approaches that were, I think, that deﬁned a lot of the industry at the time, worth thinking on the space. And they were coming into contact with a lot of failure around what was preconceived notions of what should be success. That ultimately gave rise to taking a step back and thinking how could we think about this disease in a target agnostic approach? And Anne Carpenter at the Broad good work or early work on phenomics and how one could actually apply high resolution microscope images with computer vision to extract out morphological features, i.e., giving an approach that could truly be functional, not target and be target agnostic. And so with that, when they took a step back, they started to apply an earlier version of phenomic approach. Taking the disease model, looking at how to perturb it with perhaps many thousands of compounds for which they then saw a functional rescue.
And I would say, Vikram, over that timeframe, over that decade plus timeframe. If you look at a lot of large pharmacies, when you look at a lot of biotechnology companies now, a lot of them have brought in a phenomics approach to complement how they’re doing the drug discovery development. I think Recursion is one of the ﬁrst to really adopt how to apply this target-agnostic approach, how to apply a phenomics approach, coupled with computer vision to extract out these morphological features and see how a cell looks, how that could be characterized as healthy disease and could you perturb it back to health.
So I think that validates that early thesis that a target-agnostic approach could bring in something that was not expected. And I think that gave rise to REC-994. I think that gives rise to what we see happened in the clinic that you are having an eﬀect on the – what is characteristic of these lesions that are driven by, ultimately, loss-function mutation of DCM1, DCM2 or DCM3 genes.
Vikram Purohit
Got it. Got it. Great. Now, shifting over to Exscientia’s platform and your pipeline, the 617, there’s a data readout expected from the ELUCIDATE study by year-end. Dave, just characterize for us what we could learn, what you hope that ends up showing, what would be a win for you and what should people think about when they’re looking to interpret that data readout?

David Hallett
Absolutely. I think it’s a brief reminder that kind of CDK7 is a really important kind of cellular enzyme in both healthy and disease state. So the story behind CDK7 has always been we have a lot of data, there’s a lot of data from the literature as well that says that this is a really good target and a target potential in a lot of solid tumors, but you’re walking a ﬁne line between safety and eﬃcacy, so therapeutic index.
So one of the things that we’re looking at and what does good look like at the end of this monotherapy dose escalation is that how are we able to deliver a molecule that could substantially inhibit the target, ideally kind of showing that the level of tumor, but also maybe using blood as a surrogate so that we know that when we then go into any subsequent eﬃcacy study, we know we’re testing the mechanism because if you look at the kind of the competitive landscape, there’s a handful of companies out there. It’s still very diﬃcult for us to kind of understand, but are any of those competitors really inhibiting the target hard enough or long enough.
And so, we’ve done this before. We have a preclinical data both in kind of from rodent models but also using primary tissue suggests that the kind of the line you want to walk is that you probably want to inhibit this target at sort of 70% to 80% levels for about 8 to 10 hours. But then you don’t want to be on the target anymore. So, where – that will then reﬂect in the kind of – reﬂected in how we design the molecule. So, it’s deliberately a reversible inhibitor of the enzyme because there’s quite a few out there. It has been deliberately designed to have a modest half-life so that it’s not hanging around for too long. And it’s also deliberately designed to be very well-behaved in terms of how uniformly between people it’s actually absorbed.
So I think a good readout for – towards the end of this year would be how well do we do in terms of the design characteristics, what’s the pharmacokinetics like, how well is the compound tolerated as we kind of dose escalate, what are the kind of indicating pharmacodynamic biomarkers. So we’re looking at both tumor- based biomarkers from PET biopsies as well as kind of sort of broad transcriptional readouts both in blood and tumor.
So, I think that that will be the indicator. How we found a compound that we can dose where there’s a good separation between the – from doubt to mechanism-based side eﬀect, you will see with a CDK particularly kind of GI side eﬀects that others have seen. And do we have conﬁdence as we take you forward into that elucidate the breast cancer study but also as we start to think about can you dose a CDK checkpoint inhibitor, for example. How we got a molecule that we know going into, it’s a kind of combination eﬃcacy studies that we know fundamentally we’re testing the mechanism. So, that dates we’re looking to kind of present towards the end of this year as we come towards the end of the ongoing one, I thought it’d be dose escalation.
Vikram Purohit
Understood. That’s helpful. We have time for one ﬁnal question. We started the discussion with kind of a philosophical conversation about the business combination, so maybe should just go back to that and end there as well. Just looking out 5 years, 10 years at the combined company, what should people look forward to as kind of the value out of the of the two platforms coming together? Should it be more focused on the identiﬁcation of new targets? Should it be the ability to drive better safety, better eﬃcacy with known MOAs? Should it be novel chemistry? What do you hope, if you had to pick one of those kind of three pillars of AI-driven drug development, where would you hope to see the most beneﬁt from the two platforms coming together?

David Hallett
If only – it’s hard to pick one. I think the long-term vision here is about from a combination is that – to be both ﬁrst and best. There’s little point being ﬁrst-in-class only to put kind of inferior kind of chemical matter together with that, because all you do is end up telling the rest of the world what a great piece of biology this is. And so I think I look forward to kind of building a pipeline kind of with their eﬃciency and post-close that delivers that, delivers novel targets but with a kind of deﬁnitive kind of small molecule kind of chemical match that goes with that.
Michael Secora
I love the question. I think that we talked before about just the problem of drug discovery, time, cost, translatability. And I think that when you are starting to align these multiple cycles of learning iteration across biological, chemical explosion evolve around chemical design and synthesis, it’s all of these things coming together that I think can have an eﬀect on all of what novel insights can you ﬁnd. How do you drug it? And what does that mean for, you know, ﬁrst in class opportunities, best in class opportunities? And what does that mean for working with new and potentially existing and potentially new partners? And I think very much looking forward to working with Dave and the team and going forward.
Vikram Purohit
Great. A great place to end. Thank you, Dave. Thank you, Mike.
Additional Information and Where to Find It.
This communication relates to the proposed transaction by and between Recursion Pharmaceuticals, Inc. (“Recursion”) and Exscientia plc (“Exscientia”) that will become the subject of a joint proxy statement to be filed by Recursion and Exscientia with the SEC. The joint proxy statement will provide full details of the proposed transaction and the attendant benefits and risks, including the terms and conditions of the Scheme of Arrangement and the other information required to be provided to Exscientia’s shareholders under the applicable provisions of the United Kingdom Companies Act 2006. This communication is not a substitute for the joint proxy statement or any other document that Recursion or Exscientia may file with the U.S. Securities and Exchange Commission (the “SEC”) or send to their respective security holders in connection with the proposed transaction. Security holders are urged to read the definitive joint proxy statement and all other relevant documents filed with the SEC or sent to Recursion’s stockholders or Exscientia’s shareholders as they become available because they will contain important information about the proposed transaction. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Recursion’s Investor Relations department at investor@recursion.com; or by contacting Exscientia’s Investor Relations department at investors@exscientia.ai. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.
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Participants in the Solicitation.
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Information about Recursion’s directors and executive officers is available in Recursion’s proxy statement dated April 23, 2024 for its 2024 Annual Meeting of Stockholders. Information about Exscientia’s directors and executive officers is available in Exscientia’s Annual Report on Form 20-F dated March 21, 2024. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement and all other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the joint proxy statement carefully when it becomes available before making any voting or investment decisions.
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This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended (“Securities Act”), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. The Company securities issued in the proposed transaction are anticipated to be issued in reliance upon an available exemption from such registration requirements pursuant to Section 3(a)(10) of the Securities Act.
Forward Looking Statements.
Statements contained herein which are not historical facts may be considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the proposed combination of Recursion and Exscientia and the outlook for Recursion’s or Exscientia’s future businesses and financial performance such as delivering better treatments to patients, faster and at a lower cost; the discovery and translation of higher quality medicines more efficiently and at a higher scale; helping to enable a full-stack technology-enabled platform; allowing Recursion to more rapidly and effectively run SAR cycles during hit to lead optimization; generating the diverse chemistry to experimentally improve predictive maps; the number and timing of clinical program readouts over the next 18 months; the combined company’s first-in-class and best-in-class opportunities; potential for sales from successful programs with annual peak sales opportunities of over $1 billion each; potential for approximately $200 million in milestone payments over the next 24 months, and over $20 billion in revenue before royalties over the course of the partnerships; percentage of the combined company to be received by Exscientia shareholders; cash runway extending into 2027; the value of estimated annual synergies; implementing the combination through a UK scheme of arrangement; the expected closing of the transaction by early 2025; continuing to build the best example of the next generation of biotechnology companies; the plans for David Hallett, Ph.D. to join the combined company as Chief Scientific Officer; and many others. Such forward-looking statements are based on the current beliefs of Recursion’s and Exscientia’s respective management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: the occurrence of any event, change or other circumstances that could give rise to the termination of the Transaction Agreement;

the inability to obtain Recursion’s stockholder approval or Exscientia’s shareholder approval or the failure to satisfy other conditions to completion of the proposed combination, including obtaining the sanction of the High Court of Justice of England and Wales to the Scheme of Arrangement, on a timely basis or at all, and the receipt of required regulatory approvals; risks that the proposed combination disrupts each company’s current plans and operations; the diversion of the attention of the respective management teams of Recursion and Exscientia from their respective ongoing business operations; the ability of either Recursion, Exscientia or the combined company to retain key personnel; the ability to realize the benefits of the proposed combination, including cost synergies; the ability to successfully integrate Exscientia’s business with Recursion’s business, at all or in a timely manner; the outcome of any legal proceedings that may be instituted against Recursion, Exscientia or others since the announcement of the proposed combination; the amount of the costs, fees, expenses and charges related to the proposed combination; the effect of economic, market or business conditions, including competition, regulatory approvals and commercializing drug candidates, or changes in such conditions, have on Recursion’s, Exscientia’s and the combined company’s operations, revenue, cash flow, operating expenses, employee hiring and retention, relationships with business partners, the development or launch of technology enabled drug discovery, and commercializing drug candidates; the risks of conducting Recursion’s and Exscientia’s business internationally; the impact of changes in interest rates by the Federal Reserve and other central banks; the impact of potential inflation, volatility in foreign currency exchange rates and supply chain disruptions; the ability to maintain technology-enabled drug discovery in the biopharma industry; and risks relating to the market value of Recursion’s Class A common stock to be issued in the proposed combination.
Other important factors and information are contained in Recursion’s most recent Annual Report on Form 10-K and Exscientia’s most recent Annual Report on Form 20-F, including the risks summarized in the section entitled “Risk Factors,” Recursion’s subsequent Quarterly Reports on Form 10-Q, Exscientia’s filing on Form 6-K filed May 21, 2024 and August 8, 2024, and each company’s other periodic filings with the SEC, which can be accessed at https://ir.recursion.com in the case of Recursion, http://investors.exscientia.ai in the case of Exscientia, or www.sec.gov. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. Neither Recursion nor Exscientia undertakes any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.